CARBIZ INC.

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is entered into as of October 6, 2004, by and among Carbiz, Inc., a corporation formed under the laws of the Province of Ontario, Canada (the “Corporation”), and the Schedule of Investors listed on Schedule A attached hereto (each an “Investor”, collectively, the “Investors”).

RECITALS

WHEREAS the Corporation and each of the Investors are parties to a certain subscription agreement dated as of the date hereof (each a “Subscription Agreement”, collectively, the “Subscription Agreements”), whereby the Corporation will sell, and each Investor will purchase, a Debenture of the Corporation (each a “Debenture”, collectively, the “Debentures”) that is convertible into units (the “Units”) of the Corporation, with each Unit consisting of one Common Share (the “Common Share”), one Class A Warrant (the “Class A Warrant”) and one-half of one Class B Warrant (the “Class B Warrant”), (the Class A Warrants and the Class B Warrants collectively, the “Warrants”), subject to the terms and conditions of such Agreement;

AND WHEREAS the obligations of the Corporation and the Investors under the Subscription Agreements are conditioned, among other things, upon the execution and delivery of this Agreement by the Corporation and the Investors;

NOW THEREFORE, in consideration of the foregoing recitals and the mutual premises hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Certain Definitions: As used in this Agreement, the following terms shall have the respective meanings:

	1.1	Closing Date. The term “Closing Date” means October 6, 2004 or such other date as may be determined by the Corporation in accordance with the Subscription Agreements.

	1.2	Conversion Date. The term “Conversion Date” means the date on which the Corporation obtains a listing on the United States Over The Counter Bulletin Board and delists from the TSX Venture Exchange.

1.3
Conversion Rate. The term “Conversion Rate” means the automatic conversion on the Conversion Date of the principal amount of the Debenture and all accrued and unpaid interest of the Debenture as of the Conversion Date into Units at a price CDN$0.22 per Unit.

1.4
Holder. For purposes of this Agreement, the term “Holder” or “Holders” means any person or persons owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the U.S. Securities Act, or any assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement; provided, however, that a holder of Excluded Securities shall not be a Holder with respect to such Excluded Securities for purposes of Section 2.1 of this Agreement.

1.5
Qualified Public Offering. The term “Qualified Public Offering” means a firm commitment underwritten public offering with gross proceeds to the Corporation of at least US$10,000,000 (prior to any payment of any underwriter discounts and commissions) pursuant to a registration statement filed under the U.S. Securities Act.

1.6
Registrable Securities. The term “Registrable Securities” means: (i) any of the Common Shares (including the Common Shares underlying the Warrants (the “Warrant Shares”)) issued pursuant to the terms and conditions of the Subscription Agreements and (ii) any Common Shares of the Corporation issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, in exchange for or in replacement of, all such Common Shares or Warrant Shares described in clause (i) of this Section 1.6; excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the U.S. Securities Act (the “Excluded Securities”).

1.7
Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the U.S. Securities Act, and the declaration or ordering of effectiveness of such registration statement.

	1.8	SEC. The term “SEC” means the United States Securities and Exchange Commission.

	1.9	U.S. Exchange Act. The term “U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

	1.10	U.S. Securities Act. The term “U.S. Securities Act” means the United States Securities Act of 1933, as amended.

2.	Registration Rights.

2.1
Automatic Registration. The Corporation shall prepare and file with the SEC a registration statement (the “Registration Statement”) and such other documents, including a prospectus, as may be necessary, in order to comply with the provisions of the U.S. Securities Act and applicable state securities laws, so as to permit the public sale of the Registrable Securities. The Corporation shall file the Registration Statement no later than thirty (30) days after the Conversion Date, and use its best efforts to have the Registration Statement declared effective within one hundred eighty (180) days after the Closing Date.

2.2
Expenses. All expenses incurred in connection with a registration pursuant to this Section 2, including without limitation registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Corporation, shall be borne by the Corporation; provided, however, the Holder shall be solely responsible for the fees of any counsel or advisor retained by Holder in connection with such registration and any transfer taxes or brokerage discounts, selling commissions or selling fees applicable to Registrable Securities sold by the Holder pursuant thereto.

2.3	Obligations of the Corporation. The Corporation hereby covenants and agrees as follows:

(a)
it shall use its best efforts to keep the Registration Statement effective until the twelve (12) month anniversary of the Conversion Date or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)
it shall prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the U.S. Securities Act with respect to the disposition of all securities covered by the Registration Statement;

(c)
it shall furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the U.S. Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)
it shall use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

(e)
it shall notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the U.S. Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

2.4
Furnish Information. It shall be a condition precedent to the obligations of the Corporation to take any action pursuant to this Section 2 that the selling Holders shall furnish to the Corporation such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.5
Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.6
Black-Out Period. Without limiting the other provisions of this Section 2, each Holder agrees that, if so requested by the Corporation upon a good faith determination by the Corporation’s board of directors (the “Board”) that the imposition of a “Suspension Period” is necessary to enable the Corporation to pursue the objectives described in this Section 2.6, not to effect any offer or sale of securities pursuant to the Registration Statement, or otherwise, or engage in any hedging or other transaction intended to reduce or transfer the risk of ownership for any period (not to exceed 45 days) reasonably deemed necessary (i) by the Corporation or any underwriter in connection with the offering of securities by the Corporation for its own account or (ii) by the Corporation in connection with any proposal or plan by the Corporation to engage in any material financing or material acquisition or disposition by the Corporation or any subsidiary thereof of the securities or substantially all of the assets of any other person (other than in the ordinary course of business), any tender offer or any merger, consolidation, corporate reorganization, strategic partnership arrangement or restructuring or other similar transaction (each, a “Business Combination”) material to the Corporation and its subsidiaries taken as a whole. Any period during which the Corporation fails to keep the Registration Statement effective and usable for resales of securities, or requires pursuant to this Section 2.6 that the Holders not effect sales of securities pursuant to the Registration Statement, is hereafter referred to as a “Suspension Period”. A Suspension Period shall commence on the date set forth in a written notice by the Corporation to the Holders that the Registration Statement is no longer effective or that the prospectus included in the Registration Statement is no longer usable for resales of securities or, in the case of a suspension pursuant to this Section 2.6, and shall end on the date when each Holder of securities covered by the Registration Statement either receives copies of the supplemented or amended prospectus contemplated by Section 2.3 or is advised in writing by the Corporation that use the prospectus or sales may be resumed. The Corporation may only impose a Suspension Period on the Holders two (2) times during any twelve (12) month period. The obligation under Section

2.3 to keep the Registration Statement effective shall not include any period of time such Registration Statement was subject to a Suspension Period.

2.7	Indemnification.

(a)
By the Corporation. To the extent permitted by law, the Corporation will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, and each person, if any, who controls such Holder within the meaning of the U.S. Securities Act or U.S. Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the U.S. Securities Act, the U.S. Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(i)
any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)
any violation or alleged violation by the Corporation of the U.S. Securities Act, the U.S. Exchange Act, any federal or state securities law or any rule or regulation promulgated under the U.S. Securities Act, the U.S. Exchange Act or any federal or state securities law in connection with the offering covered by the Registration Statement.

The Corporation will reimburse each such Holder, partner, officer or director, or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld), nor shall the Corporation be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director or controlling person of such Holder.

(b)
By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Corporation, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls the Corporation within the meaning of the U.S. Securities Act, or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the U.S. Securities Act or the U.S. Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Corporation or any such director, officer, controlling person or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the U.S. Securities Act, the U.S. Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Corporation or any such director, officer, controlling person or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)
Notice. Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d)
Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Corporation and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the Registration Statement becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus (i) was furnished to the indemnified party and (ii) was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the U.S. Securities Act.

(e)
Contribution. In order to provide for just and equitable contribution to joint liability under the U.S. Securities Act in any case in which either     (i) any Holder exercising rights under this Agreement, or any controlling     person of any such Holder, makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or     (ii) contribution under the U.S. Securities Act may be required on the part     of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.7; then, and in each such case, the Corporation and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the Registration Statement bears to the public offering price of all securities offered by and sold under the Registration Statement, and the Corporation and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to the Registration Statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

	(f)	Survival. The obligations of the Corporation and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in the Registration Statement, and otherwise.

2.8	“Market Stand-Off” Agreement.

(a)
Each Holder hereby agrees that he, she or it shall not, to the extent requested by the managing underwriter of a Qualified Public Offering in which Securities (as defined below) are sold, directly or indirectly, offer, sell, pledge, contract to sell, transfer the economic risk of ownership in, make any short sale, grant any option to purchase or otherwise dispose of any Securities of the Corporation or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Securities, including, without limitation, Securities which may be deemed to be beneficially owned by each Holder in accordance with the rules and regulations of the SEC and Securities which may be issued upon exercise of an option or warrant, or enter into any Hedging Transaction (as defined below) relating to Securities (each of the foregoing referred to as a “Disposition”) for a period of 180 days after the effective date of the registration statement relating to such Qualified Public Offering (the “Lock-Up Period”) unless the managing underwriter otherwise agrees; provided, however, such restrictions shall apply only if all of the Corporation’s executive officers, directors and holders of five percent (5%) or more of the Corporation’s voting Securities (collectively, “Other Restricted Sellers”) enter into similar agreements; provided, further, however, that the undersigned shall be permitted to participate on a pro rata basis in any early release from the Lock-Up Period of any Other Restricted Seller by the managing underwriter. The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock- Up Period even if the Securities would be disposed of by someone other than the undersigned. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Securities. For purposes of this paragraph 2.8(a), “Securities” shall means any equity securities of the Corporation that are, or that are convertible or exercisable directly or indirectly into, voting common shares or non-voting common shares of the Corporation.

	(b)	Each Holder hereby agrees to execute and deliver in a timely manner an agreement in customary form proposed by such managing underwriter confirming the foregoing covenants.

		(c)	In order to enforce the foregoing covenants, the Corporation may impose stop transfer instructions with respect to the Securities of the Holder (and the securities of every other person subject to the foregoing restriction) until the end of such period.

2.9
Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Corporation agrees to:

(a)
make and keep public information available, as those terms are understood and defined in Rule 144 under the U.S. Securities Act, at all times when the Corporation is subject to the reporting requirements of the U.S. Exchange Act;

(b)
use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Corporation under the U.S. Securities Act and the U.S. Exchange Act when the Corporation is subject to the U.S. Exchange Act; and

(c)
as long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Corporation as to its compliance with the reporting requirements of said Rule 144, a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents of the Corporation as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration when the Corporation is subject to the U.S. Exchange Act.

2.10
Termination of Registration Rights. The registration rights granted pursuant to this Agreement shall terminate as to a Holder on the date on which all of such Holder’s Registrable Securities can be sold under Rule 144 promulgated under the U.S. Securities Act.

3.	Right of First Offer.

3.1
Right of First Offer. In the event that a minimum of US$1,000,000 in gross proceeds are raised through the offering of the Debentures pursuant to the Subscription Agreements, the Investor shall have a right of first offer (the “Right of First Offer”) to purchase such Investor’s Pro Rata Share of all or part of any Subsequent Financing.

3.2
Pro Rata Share. For purposes of this Section 3, each Investor’s “Pro Rata Share” shall be equal to the fraction obtained by dividing (a) the sum of the total number of Common Shares issued or issuable upon the exercise of any stock options or warrants then held by such Investor or upon the conversion of any convertible securities then held by such Investor by (b) the sum of the total number of Common Shares issued or issuable upon exercise upon any options or warrants then outstanding or the upon the conversion of any convertible securities then outstanding.

3.3
Subsequent Financing. For purposes of this Section 3, “Subsequent Financing” shall mean any private equity or private equity linked financing completed by the Corporation within twelve (12) months after the Closing Date; provided, however, that a Subsequent Financing shall not include:

	(a)	the Common Shares, Warrants and Warrant Shares issued pursuant to the terms and conditions of the Subscription Agreements;

(b)
Common Shares, options or other rights to purchase Common Shares issued or granted to employees, officers, directors and consultants of the Corporation pursuant to one or more employee stock plans or agreements approved by the Board;

(c)
securities issued or issuable to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, equipment financings or similar transactions approved by the Board, including, but not limited to, equipment leases or bank lines of credit;

	(d)	securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of the capital stock of the Corporation;

(e)
securities issued by the Corporation pursuant to strategic partnership, joint venture or other similar arrangements approved by the Board where the primary purpose of the arrangement is not to raise capital;

	(f)	securities issued pursuant to a registration statement filed by the Corporation under the U.S. Securities Act;

(g)
securities issued by the Corporation pursuant to an acquisition of another corporation or other entity by the Corporation by merger, purchase of all or substantially all of the capital stock or assets, or other reorganization; or

	(h)	securities issued pursuant to currently outstanding options, warrants or other rights to acquire securities of the Corporation.

3.4
Procedure. The Corporation shall provide notice (the “Notice”) to the Investor of the terms and conditions of any such Subsequent Financing and the Investor shall have ten (10) business days to respond with its indication to participate in such Subsequent Financing. If no response is received within such ten (10) business day period, the Investor shall be deemed to have refused to participate in the Subsequent Financing. If the Investor indicates its desire to participate in the Subsequent Financing, the closing shall occur after an additional five (5) business day period, on the same terms and conditions set forth in the Notice from the

Corporation. No commissions shall be payable in connection with an Investor’s exercise of its Right of First Offer under any such Subsequent Financing.

3.5
Waiver of Right of First Offer. The Right of First Offer may be waived as to any Subsequent Financing on behalf of all Investors, by Investors holding a majority of the Registrable Securities then held by all Investors or their permitted assignees or transferees.

3.6
Termination and Assignment. The Right of First Offer granted in this Section 3 shall expire twelve (12) months from the Closing Date. The Right of First Offer is non-assignable except to any permitted transferee pursuant to Section 5.1 of this Agreement.

3.7
Corporation Right to Terminate Subsequent Financing. Notwithstanding the foregoing, the Corporation may in its sole discretion terminate any Subsequent Financing in respect of which the Corporation has provided Notice at any time prior to the consummation thereof. The foregoing provision shall apply even in the event one or more Investors have exercised their Rights of First Offer hereunder, provided, however, that no Subsequent Financing shall have been consummated.

4.	Sale of Additional Securities.

4.1
Sale of Securities Below Purchase Price. In the event the Corporation issues or sells Common Shares within twelve (12) months after the Closing Date at a price per Common Share below CDN$0.22 or issues or sells securities exercisable or convertible into Common Shares of the Corporation at a price per Common Share below CDN$0.22 (the “Down Round Financing”), the Investor shall be issued an additional number of Common Shares (at no additional cost to the Investor) for each Retained Share of the Investor, such that the Investor’s blended purchase price per Retained Share shall be equal to the price per share under the Down Round Financing. Such additional Common Shares shall be issued by the Corporation to the Investor within ten (10) days of the closing of such Down Round Financing. For purposes of this Section 4, “Retained Shares” shall mean all Common Shares acquired by the Investor upon conversion of the Debenture (excluding any Common Shares issued upon exercise of any of the Warrants).

	4.2	Down Round Financing. For purposes of this Section 4, “Down Round Financing” shall include all securities issued by the Corporation other than:

(a) Common Shares, Warrants or Warrant Shares issued pursuant to the terms and conditions of the Subscription Agreements;

(b)
Common Shares, options or other rights to purchase Common Shares issued or granted to employees, officers, directors and consultants of the Corporation pursuant to one or more employee stock plans or agreements approved by the Board;

(c)
securities of the Corporation issued or issuable to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, equipment financings or similar transactions approved by the Board, including, but not limited to, equipment leases or bank lines of credit;

		(d)	securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of the capital stock of the Corporation;

(e)
securities issued by the Corporation pursuant to strategic partnership, joint venture or other similar arrangements approved by the Board where the primary purpose of the arrangement is not to raise capital;

		(f)	securities of the Corporation issued pursuant to a registration statement filed by the Corporation under the U.S. Securities Act;

(g)
securities issued by the Corporation pursuant to an acquisition of another corporation or other entity by the Corporation by merger, purchase of all or substantially all of the capital stock or assets, or other reorganization; or

		(h)	securities of the Corporation issued pursuant to currently outstanding options, warrants or other rights to acquire securities of the Corporation.

5.	General Provisions.

5.1
Assignment. Notwithstanding anything herein to the contrary, unless otherwise consented to in writing by the Corporation, the rights of a Holder under this Agreement may be assigned only to (A) a shareholder, partner, member, Affiliate (as that term is defined in Rule 405 of Regulation C under the U.S. Securities Act), or beneficiary of such Holder; (B) a spouse, child, parent or beneficiary of the estate of such Holder or (C) a trust for the benefit of the persons set forth in (A) or (B); provided, however, that any transfer to any Affiliate is permitted only if such Affiliate is not: (i) a competitor of the Corporation; (ii) a holder of 5% or more of the equity of a competitor of the Corporation, or (iii) an entity of which 5% or more of its securities are held by a competitor of the Corporation; provided further that no party may be assigned any of the foregoing rights unless the Corporation is given written notice by the assigning party at the time of such assignment stating the name, address and tax identification number of the assignee(s) and identifying the securities of the Corporation as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

5.2
Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Corporation and two-thirds (2/3) of all Registrable Securities then held by all

Investors or their permitted assignees or transferees (except with respect to Section 3 where only a majority of all Registrable Securities then held by all Investors or their permitted assignees or transferees is required). Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon each Holder and the Corporation.

5.3
Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if: (i) upon delivery if personally delivered to the party to be notified, (ii) three (3) days following deposit in the mail by registered or certified mail, return receipt requested, postage prepaid, or (iii) when receipt is confirmed as evidenced by a transmittal report if sent via facsimile to the appropriate facsimile number listed on the signature pages attached hereto. Any party hereto may designate a new address by ten (10) days advance written notice to the other parties in the matter set forth above.

5.4
Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

5.5
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The parties hereto hereby submit to the exclusive jurisdiction and venue of the courts of Alberta.

5.6
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

5.7
Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

5.8
Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

5.9	Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

5.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11
Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

5.12
Adjustments in Securities and Certain Other Changes. Wherever in this Agreement there is a reference to a specific number of securities of the Corporation of any class or series, then, upon the occurrence of any subdivision, combination or dividend of such class or series of securities, the specific number of securities so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding securities of such class or series of securities by such subdivision, combination or dividend.

5.13
Aggregation of Securities. All securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Page Follows]

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

                        IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the date and year first above written.

CORPORATION:

CARBIZ INC.,
A corporation formed under the laws of the province of Ontario, Canada

Carl Ritter, Chief Executive Officer

Address: ___________________________________________
___________________________________________________
Facsimile Number: ____________________________________

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

By: _______________________________________________
Its: _______________________________________________
Print Name: _________________________________________
__________________________________________________
Address: ___________________________________________
Facsimile Number: ____________________________________

ii

EXHIBIT A

SCHEDULE OF INVESTORS

Investor	Amount of Debenture	Address